                                                                     EXHIBIT 11

                        TOTAL RENAL CARE HOLDINGS, INC.

                       COMPUTATION OF PER SHARE EARNINGS

                                  THREE MONTHS              SIX MONTHS
                                 ENDED JUNE 30,           ENDED JUNE 30,
                              ----------------------  ------------------------
                                 1997        1996        1997         1996
                              ----------  ----------  -----------  -----------
Applicable Common Shares
  Average outstanding during
   the period................ 26,628,000  25,802,000   26,607,000   24,077,000
  Outstanding stock options..    683,000     841,000      705,000      825,000
  Reduction in shares in
   connection with notes
   receivable from employees.    (85,000)    (64,000)     (85,000)     (65,000)
                              ----------  ----------  -----------  -----------
Weighted average number of
 shares outstanding.......... 27,226,000  26,579,000   27,227,000   24,837,000
                              ==========  ==========  ===========  ===========
Net income................... $8,866,000  $5,726,000  $16,691,000  $10,002,000
                              ==========  ==========  ===========  ===========
Net income per common share.. $     0.33  $     0.22  $      0.61  $      0.40
                              ==========  ==========  ===========  ===========

                  PRO FORMA COMPUTATION OF PER SHARE EARNINGS

  In February 1997, Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128), was issued. This pronouncement modifies the calculation and disclosure of earnings per share (EPS) and will be adopted by the Company in its financial statements for the year ending December 31, 1997. The following discloses the earnings per share calculations in accordance with the provisions of SFAS 128.

                                   THREE MONTHS              SIX MONTHS
                                  ENDED JUNE 30,           ENDED JUNE 30,
                               ----------------------  ------------------------
                                  1997        1996        1997         1996
                               ----------  ----------  -----------  -----------
Applicable Common Shares
  Average outstanding during
   the period................  26,628,000  25,802,000   26,607,000   24,077,000
  Reduction in shares in
   connection with notes
   receivable from employees.     (85,000)    (64,000)     (85,000)     (65,000)
                               ----------  ----------  -----------  -----------
Weighted average number of
 shares outstanding for use
 in computing earnings per
 share.......................  26,543,000  25,738,000   26,522,000   24,012,000
    Dilutive effect of
     outstanding stock
     options.................     683,000     841,000      705,000      825,000
                               ----------  ----------  -----------  -----------
Weighted average number of
 shares outstanding for use
 in computing earnings per
 share--assuming dilution....  27,226,000  26,579,000   27,227,000   24,837,000
                               ==========  ==========  ===========  ===========
Net income...................  $8,866,000  $5,726,000  $16,691,000  $10,002,000
                               ==========  ==========  ===========  ===========
Net income per common share..  $     0.33  $     0.22  $      0.63  $      0.42
                               ==========  ==========  ===========  ===========
Net income per common share--
 assuming dilution...........  $     0.33  $     0.22  $      0.61  $      0.40
                               ==========  ==========  ===========  ===========